Exhibit 99.1

Old Second Bancorp, Inc.	For Immediate Release
(Nasdaq: OSBC)	October 20, 2006

Contact:	J. Douglas Cheatham
Chief Financial Officer
(630) 906-5484

Old Second Bancorp, Inc. Announces Third Quarter Earnings

AURORA, Illinois — Old Second Bancorp, Inc. (Nasdaq: OSBC) today announced third quarter earnings of $0.37 per diluted share, on earnings of $4.9 million. Diluted earnings per share were down from the third quarter of 2005, in which the Company earned $0.52 per diluted share on earnings of $7.2 million. Earnings for the first nine months of 2006 were $1.28 per diluted share, on $17.4 million in net income, compared with $1.46 per diluted share in the same period of 2005, on earnings of $19.9 million. The Company is in the process of distributing the assets of its defined benefit pension plan after terminating the plan in December of 2005. A loss on settlement of the benefit obligations relating to the termination of $1,001,000 was recorded in the third quarter of 2006. The loss related to the termination of the defined benefit pension plan was $1,358,000 for the first nine months of 2006. The liabilities are expected to exceed assets at the time of final distribution of all benefits by approximately $250,000. A contribution of the remaining shortfall amount is required to be made before the defined benefit plan is liquidated, which is anticipated to be in the fourth quarter of 2006. Generally, for the year to date period, balance sheet growth and an increase in noninterest income were offset by a lower net interest margin, a higher provision for loan losses, a decline in mortgage banking activity, and increased facility and related costs associated with branch expansion into new markets.

Net interest income declined in the first nine months of 2006, from $55.0 million in 2005 to $53.5 million in 2006. Third quarter net interest income declined from $18.8 million in 2005, to $17.3 million in 2006. For both the quarter and year to date periods, the growth in earning assets was offset by a lower net interest margin. Average earning assets grew $128.0 million or 6.14% from the first nine months of 2005 to the first nine months of 2006. In the same period, however, the net interest margin declined from 3.66% in 2005 to 3.37% in 2006.

On a year to date comparative basis, the average tax-equivalent yield on earning assets increased from 5.73% in 2005 to 6.49% in 2006, which was a 76 basis point increase. During the same nine-month period, however, the cost of funds increased from 2.40% to 3.55%, or 115 basis points. Changes in funding composition had a significant affect on increasing interest costs and lowering the net interest margin. The average balances of lower cost sources of funds such as interest-bearing transaction accounts and savings accounts declined $26.1 million, or 3.2% from the first nine months of 2005 to the first nine months of 2006. Noninterest-bearing deposits increased by a nominal amount while the aggregate categories of higher-cost sources of funds such as time deposits, repurchase agreements and short-term borrowing increased $170.4 million, or 17.7%.

The Company recorded a provision for loan losses of $400,000 in the third quarter of 2006, versus $450,000 in the third quarter of 2005. In the first nine months of 2006, the Company provided $1,244,000 compared with $813,000 in the first nine months of 2005, an increase of $431,000. Loan portfolio quality remained strong through the third quarter of 2006, and the amount of charge-offs continued at the Company’s low level. Management performed quantitative and qualitative analysis of the allowance for loan losses and determined that the amount reported as of September 30, 2006, was appropriate. Despite the general decline in nonperforming assets in 2006, management increased the allowance for loan losses in 2006 to address concerns associated with the commercial real estate market and the large concentration held by the Company. The ratio of the allowance for loan losses to nonperforming loans was 363% as of September 30, 2006, compared with 324% as of September 30, 2005. Nonperforming loans were $4.5 million as of September 30, 2006, and $4.9 million as of September 30, 2005. Net charge-offs were $149,000 in the third quarter of 2006 and $136,000 in the third quarter of 2005. On a year to date basis, net charge-offs were $229,000 in the first nine months of 2006 and $469,000 in the first nine months of 2005.

Noninterest income was $6.9 million during the third quarter of 2006 and $7.4 million during the third quarter of 2005, a decrease of $500,000, or 6.8%. This decrease was primarily due to a reduction in mortgage banking income, including gains on sales of mortgage loans, secondary market fees, and servicing income, which declined $698,000, or 37.1%, from the third quarter of 2005 to the third quarter of 2006. For the year to date, mortgage-banking income was down $1,614,000, or 30.1%, from the first nine months of 2005 to the first nine months of 2006. Higher borrowing costs associated with an increased interest rate environment resulted in a decline in mortgage loan demand and related mortgage banking income. Other income decreased $146,000, or 9.7%, from the third quarter of 2005, to $1.4 million in the third quarter of 2006. Other income increased $80,000, or 2.0%, from the first nine months of 2005 to $4.2 million for the first nine months of 2006.

Trust income was up $127,000, or 8.0%, from the third quarter of 2005 to the third quarter of 2006, to $1.7 million. Trust income was $5.5 million in the first nine months of 2006, an increase of $636,000, or 13.1%, from the first nine months of 2005. Increases in trust income for both the quarter and the year to date period were primarily associated with estate fees. There were no security sales in the third quarter of 2006 or 2005, while securities gains totaled $418,000 in the first nine months of 2006, compared with a $5,000 loss in the first nine months of 2005. Bank owned life insurance (“BOLI”) income increased from $218,000 to $483,000 in the third quarter, and from $652,000 to $1,444,000 on a year to date basis, when comparing 2006 and 2005, as a result of BOLI purchases.

Noninterest expense was $17.2 million during the third quarter of 2006, an increase of $2,127,000, or 14.1%, from $15.1 million in the third quarter of 2005. Noninterest expense was $49.0 million during the first nine months of 2006, an increase of $3,513,000, or 7.7%, from $45.5 million in the first nine months of 2005. Salaries and benefits expense was $9.2 million during the third quarter of 2006, an increase of $413,000, or 4.7% from $8.8 million in the third quarter of 2005. In the first nine months of the year, salaries and benefits were $27.3 million in 2006 and $26.9 million in 2005, an increase of $413,000 or 1.5%.

Net occupancy and furniture and equipment expenses increased $204,000 from the third quarter of 2005 to the third quarter of 2006, or 8.5%. Net occupancy and furniture and equipment expenses increased $891,000 from the first nine months of 2005 to the first nine months of 2006, or 13.8%. The increase in the year to date period is due, in part, to a reduction in the estimated accrual for occupancy related expenses in the first nine months of 2005. As the Company has expanded into and developed new markets, related facility expenses have increased. Two new branches opened in the first quarter of 2005, one branch opened in the first quarter of 2006 and two additional branch locations opened in the third quarter of 2006. Other expense increased

$496,000, or 15.0%, from the third quarter of 2005, to $3.8 million in the third quarter of 2006. Other expenses increased $701,000, or 6.6% from the first nine months of 2005 to $11.3 million in the first nine months of 2006. Increases in other expense for both the quarter and the year to date basis, when comparing 2006 and 2005 primarily related to loan expenditures, amortization of mortgage servicing rights, and new employee recruitment fees.

The provision for income tax as a percentage of pretax income decreased from 33.0% as of the third quarter of 2005 to 25.0% as of the third quarter of 2006. Income tax as a percentage of pretax income decreased from 32.7% for the first nine months of 2005 to 29.3% for the first nine months of 2006. The percentage of pretax dollars used for income tax expense was reduced primarily due to the increased level of BOLI detailed in the noninterest income discussion above, and a new tax planning strategy that was implemented at the end of the third quarter of 2006.

Total assets were $2.41 billion as of September 30, 2006, compared with $2.37 billion as of December 31, 2005. Loans grew $81.0 million during the first nine months of 2006, while securities available for sale declined $25.0 million. Real estate loans to the commercial, construction and residential sectors increased $43.2 million (7.3%), $14.2 million (3.9%) and $30.5 (5.5%) respectively, in the first nine months of 2006.

Total deposits increased $82.6 million during the first nine months of 2006. Noninterest bearing and savings deposits decreased $5.7 million (2.2%) and $11.4 million (9.7%) respectively. At the same time, NOW and money market accounts increased $22.5 million (9.2%) and $7.5 million (1.7%) respectively. Year to date, time deposits increased $69.7 million, or 8.0%, from $876.1 million to $945.8 million. Pricing and sales strategies targeted the 2006 growth in NOW and money market accounts. Depositors also continued to migrate into term certificates of deposits to lock in rates from the rising interest rate environment. Increases in interest-bearing transaction account pricing and the continued shift into certificates of deposit resulted in a higher cost of funds and had a negative impact on the net interest margin.

Non-GAAP Presentations: Management uses certain non-GAAP ratios to evaluate and measure the Company’s performance. Management presents a net interest margin calculation. The net interest margin is calculated by dividing net interest income on a tax equivalent basis by average earning assets for the period. Management believes this measure provides investors with information regarding balance sheet profitability. Management also presents an efficiency ratio that is non-GAAP. The efficiency ratio is calculated by dividing adjusted non-interest expense by the sum of net interest income on a tax equivalent basis and adjusted non-interest income. Management believes this measure provides investors with information regarding the Company’s operating efficiency and how management evaluates performance internally. The tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

Forward Looking Statements: This report may contain forward-looking statements. Forward looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely or other indications that the particular statements are not based upon facts but are rather based upon the company’s beliefs as of the date of this release. Actual events and results may differ significantly from those described in such forward looking statements, due to changes in the economy, interest rates or other factors. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. For additional information concerning the Company and its business, including other factors that could materially affect the Company’s financial results, please review our filings with the Securities and Exchange Commission, including the Company’s Form 10-K for 2005.

Financial Highlights (unaudited)
In thousands, except share data

	Three Months Ended		Year to Date
	September 30,		September 30,
	2006	2005	2006	2005
Summary Income Statement:
Net interest income	$17,299	$18,849	$53,524	$54,959
Provision for loan losses	400	450	1,244	813
Noninterest income	6,874	7,374	21,314	20,951
Noninterest expense	17,177	15,050	48,972	45,459
Income taxes	1,648	3,541	7,203	9,697
Net income	4,948	7,182	17,419	19,941

Key Ratios (annualized):
Return on average assets	0.82%	1.25%	0.98%	1.20%
Return on average equity	13.17%	19.30%	15.11%	18.67%
Net interest margin (tax equivalent)	3.21%	3.62%	3.37%	3.66%
Efficiency ratio	68.96%	55.82%	63.58%	58.28%
Tangible capital to tangible assets	6.32%	6.21%	6.32%	6.21%
Total capital to risk weighted assets	10.63%	10.39%	10.63%	10.39%
Tier 1 capital to risk weighted assets	9.78%	9.55%	9.78%	9.55%
Tier 1 capital to average assets	7.84%	7.89%	7.84%	7.89%

Per Share Data:
Basic earnings per share	$0.37	$0.53	$1.30	$1.48
Diluted earnings per share	$0.37	$0.52	$1.28	$1.46
Dividends declared per share	$0.14	$0.13	$0.41	$0.38
Book value per share	$11.74	$10.97	$11.74	$10.97
Tangible book value per share	$11.57	$10.78	$11.57	$10.78
Ending number of shares outstanding	13,166,798	13,497,889	13,166,798	13,497,889
Average number of shares outstanding	13,279,824	13,497,889	13,443,668	13,482,340
Diluted average shares outstanding	13,451,345	13,690,895	13,619,125	13,675,603

End of Period Balances:
Loans	$1,785,406	$1,670,650	$1,785,406	$1,670,650
Deposits	2,017,831	1,946,854	2,017,831	1,946,854
Stockholders’ equity	154,554	148,123	154,554	148,123
Total earning assets	2,245,252	2,205,079	2,245,252	2,205,079
Total assets	2,412,664	2,346,745	2,412,664	2,346,745

Average Balances:
Loans	$1,762,217	$1,636,937	$1,741,232	$1,597,319
Deposits	1,983,937	1,915,232	1,977,870	1,862,185
Stockholders’ equity	149,057	147,625	154,146	142,785
Total earning assets	2,225,966	2,144,970	2,212,868	2,084,821
Total assets	2,386,459	2,279,134	2,370,065	2,212,875

Financial Highlights, continued (unaudited)
In thousands, except share data

	Three Months Ended		Year to Date
	September 30,		September 30,
	2006	2005	2006	2005
Asset Quality
Charge-offs	$261	$156	$605	$893
Recoveries	112	20	376	424
Net charge-offs	$149	$136	$229	$469
Provision for loan losses	$400	$450	$1,244	$813
Allowance for loan losses to loans	0.92%	0.95%	0.92%	0.95%

	September 30,		December 31,
	2006	2005	2005

Nonaccrual loans	$3,162	$4,795	$3,845
Restructured loans	—	—	—
Loans past due 90 days	1,343	88	2,752
Nonperforming loans	4,505	4,883	6,597
Other real estate	83	576	251
Nonperforming assets	$4,588	$5,459	$6,848

Major Classifications of Loans
Commercial and industrial	$168,468	$166,443	$168,314
Real estate - commercial	633,554	581,231	590,328
Real estate - construction	376,097	327,999	361,859
Real estate - residential	581,325	554,757	550,823
Installment	27,877	42,636	35,236
	1,787,321	1,673,066	1,706,560
Unearned origination fees, net	(1,915)	(2,416)	(2,178)
	$1,785,406	$1,670,650	$1,704,382

Major Classifications of Deposits
Noninterest bearing	$258,403	$253,587	$264,124
Savings	106,402	120,237	117,849
NOW accounts	267,247	236,618	244,727
Money market accounts	439,992	483,330	432,452
Certificates of deposits of less than $100,000	566,864	547,446	554,618
Certificates of deposits of $100,000 or more	378,923	305,636	321,508
	$2,017,831	$1,946,854	$1,935,278

Old Second Bancorp, Inc.
Consolidated Balance Sheets
(In thousands)

	September 30,	December 31,
	2006	2005
Assets
Cash and due from banks	$58,758	$65,010
Interest bearing deposits with banks	117	105
Cash and cash equivalents	58,875	65,115
Securities available for sale	445,437	470,431
Federal Home Loan Bank and Federal Reserve Bank stock	8,783	8,418
Loans held for sale	5,509	11,397
Loans	1,785,406	1,704,382
Allowance for loan losses	16,344	15,329
Net loans	1,769,062	1,689,053
Premises and equipment, net	45,736	42,485
Other real estate owned	83	251
Mortgage servicing rights, net	2,900	2,271
Goodwill, net	2,130	2,130
Core deposit intangible assets, net	89	355
Bank owned life insurance	43,071	41,627
Accrued interest and other assets	30,989	34,297
Total assets	$2,412,664	$2,367,830

Liabilities
Deposits:
Demand	$258,403	$264,124
Savings, NOW, and money market	813,641	795,028
Time	945,787	876,126
Total deposits	2,017,831	1,935,278
Securities sold under repurchase agreements	42,506	57,625
Other short-term borrowings	133,724	171,825
Junior subordinated debentures	31,625	31,625
Notes payable	13,375	3,200
Accrued interest and other liabilities	19,049	16,015
Total liabilities	2,258,110	2,215,568

Stockholders’ Equity
Common stock	16,634	16,592
Additional paid-in capital	14,758	13,746
Retained earnings	188,768	176,824
Accumulated other comprehensive loss	(3,310)	(4,562)
Treasury stock	(62,296)	(50,338)
Total stockholders’ equity	154,554	152,262
Total liabilities and stockholders’ equity	$2,412,664	$2,367,830

Old Second Bancorp, Inc.
Consolidated Statements of Income
(In thousands, except share data)

	Three Months Ended		Year to Date
	September 30,		September 30,
	2006	2005	2006	2005
Interest and Dividend Income
Loans, including fees	$31,867	$26,413	$91,544	$74,373
Loans held for sale	127	185	353	547
Securities:
Taxable	3,167	3,193	9,518	8,785
Tax-exempt	1,258	1,266	3,749	3,597
Federal funds sold	2	4	5	7
Interest bearing deposits	1	1	3	2
Total interest and dividend income	36,422	31,062	105,172	87,311
Interest Expense
Savings, NOW, and money market deposits	5,031	3,276	12,861	8,227
Time deposits	10,523	6,760	29,480	18,392
Repurchase agreements	517	390	1,511	897
Other short-term borrowings	2,289	1,135	5,702	2,920
Junior subordinated debentures	617	617	1,850	1,831
Notes payable	146	35	244	85
Total interest expense	19,123	12,213	51,648	32,352
Net interest income	17,299	18,849	53,524	54,959
Provision for loan losses	400	450	1,244	813
Net interest income after provision for loan losses	16,899	18,399	52,280	54,146
Noninterest Income
Trust income	1,707	1,580	5,494	4,858
Service charges on deposits	2,146	2,194	6,149	6,103
Gain on sale of loans	849	1,531	2,755	4,359
Secondary mortgage fees	201	288	513	759
Mortgage servicing income	133	62	348	112
Securities gains (losses), net	—	—	418	(5)
Bank owned life insurance	483	218	1,444	652
Other income	1,355	1,501	4,193	4,113
Total noninterest income	6,874	7,374	21,314	20,951
Noninterest Expense
Salaries and employee benefits	9,193	8,780	27,293	26,880
Loss on settlement of benefit obligation	1,001	—	1,358	—
Occupancy expense, net	1,179	1,015	3,369	2,609
Furniture and equipment expense	1,418	1,378	3,958	3,827
Amortization of core deposit intangible assets	89	88	266	266
Advertising expense	485	473	1,461	1,311
Other expense	3,812	3,316	11,267	10,566
Total noninterest expense	17,177	15,050	48,972	45,459
Income before income taxes	6,596	10,723	24,622	29,638
Provision for income taxes	1,648	3,541	7,203	9,697
Net income	$4,948	$7,182	$17,419	$19,941

Basic earnings per share	$0.37	$0.53	$1.30	$1.48
Diluted earnings per share	$0.37	$0.52	$1.28	$1.46

ANALYSIS OF AVERAGE BALANCES,
TAX EQUIVALENT INTEREST AND RATES
Nine Months Ended September 30, 2006 and 2005
(Dollar amounts in thousands- unaudited)

	2006			2005
	Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest bearing deposits with banks	$531	$3	0.76%	$443	$2	0.60%
Federal funds sold	143	5	4.66	289	7	3.23
Securities:
Taxable	322,589	9,518	3.93	335,522	8,785	3.49
Non-taxable (tax equivalent)	140,600	5,768	5.47	138,355	5,534	5.33
Total securities	463,189	15,286	4.40	473,877	14,319	4.03
Loans and loans held for sale	1,749,005	92,067	7.04	1,610,212	75,074	6.23
Total interest earning assets	2,212,868	107,361	6.49	2,084,821	89,402	5.73
Cash and due from banks	52,231	—	—	55,330	—	—
Allowance for loan losses	(15,984)	—	—	(15,582)	—	—
Other noninterest-bearing assets	120,950	—	—	88,306	—	—
Total assets	$2,370,065			$2,212,875

Liabilities and Stockholders’ Equity
Interest bearing transaction accounts	$662,286	12,424	2.51	$680,925	7,835	1.54
Savings accounts	117,697	437	0.50	125,188	392	0.42
Time deposits	944,317	29,480	4.17	804,390	18,392	3.06
Interest bearing deposits	1,724,300	42,341	3.28	1,610,503	26,619	2.21
Repurchase agreements	47,500	1,511	4.25	45,919	897	2.61
Other short-term borrowings	138,433	5,702	5.51	112,116	2,920	3.48
Junior subordinated debentures	31,625	1,850	7.80	31,625	1,831	7.72
Notes payable	5,427	244	6.01	2,812	85	4.04
Total interest bearing liabilities	1,947,285	51,648	3.55	1,802,975	32,352	2.40
Noninterest bearing deposits	253,570	—	—	251,682	—	—
Accrued interest and other liabilities	15,064	—	—	15,433	—	—
Stockholders’ equity	154,146	—	—	142,785	—	—
Total liabilities and stockholders’ equity	$2,370,065			$2,212,875
Net interest income (tax equivalent)		$55,713			$57,050
Net interest income (tax equivalent) to total earning assets			3.37%			3.66%
Interest bearing liabilities to earnings assets	88.00%			86.48%

Notes:             Nonaccrual loans are included in the above stated average balances. Tax equivalent basis is calculated using a marginal tax rate of 35%.

The following tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent. (Dollar amounts in thousands- unaudited)

	Three Months Ended		Year to Date
	September 30,		September 30,
	2006	2005	2006	2005
Net Interest Margin
Interest income (GAAP)	$36,422	$31,062	$105,172	$87,311
Taxable-equivalent adjustment:
Loans	57	57	170	154
Investments	677	681	2,019	1,937
Interest income—FTE	37,156	31,800	107,361	89,402
Interest expense (GAAP)	19,123	12,213	51,648	32,352
Net interest income—FTE	$18,033	$19,587	$55,713	$57,050
Net interest income—(GAAP)	$17,299	$18,849	$53,524	$54,959
Average interest earning assets	$2,225,966	$2,144,970	$2,212,868	$2,084,821
Net interest margin (GAAP)	3.08%	3.49%	3.23%	3.52%
Net interest margin—FTE	3.21%	3.62%	3.37%	3.66%

Efficiency Ratio
Noninterest expense	$17,177	$15,050	$48,972	$45,459
Noninterest income	6,874	7,374	21,314	20,951
Net interest income (GAAP)	17,299	18,849	53,524	54,959
Taxable-equivalent adjustment:
Loans	57	57	170	154
Investments	677	681	2,019	1,937
Net interest income—FTE	$18,033	$19,587	$55,713	$57,050
Noninterest income plus net interest income—FTE	$24,907	$26,961	$77,027	$78,001
Efficiency ratio	68.96%	55.82%	63.58%	58.28%